As filed with the Securities and Exchange Commission on May 23, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
WellCare Health Plans, Inc.
(Exact name of registrant as specified in its charter)

Delaware	47-0937650
(State or other jurisdiction of incorporation	(I.R.S. Employer
organization)	Identification No.)

8725 Henderson Road, Renaissance One
Tampa, Florida	33634
(Address of Principal Executive Offices)	(Zip Code)

WELLCARE HEALTH PLANS, INC. 2013 INCENTIVE COMPENSATION PLAN
(Full title of plan)
Lisa G. Iglesias
Senior Vice President and General Counsel
WellCare Health Plans, Inc.
8725 Henderson Road, Renaissance One
Tampa, Florida 33634
(Name and address of agent for service)

(813) 290-6200
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 per share	3,200,000(2)	$51.595(3)	$165,104,000(3)	$22,520.19

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional shares of common stock as may be issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)
Amount represents 2,500,000 shares of common stock issuable pursuant to the WellCare Health Plans, Inc. 2013 Incentive Compensation Plan (the “Plan”), minus 506,196 shares subject to awards that were granted under the WellCare Health Plans, Inc. 2004 Equity Incentive Plan (the “2004 Plan”), net of forfeitures and cancellations, since January 1, 2013, plus up to 1,206,196 shares of common stock that may become available for grant under the Plan as a result of forfeitures, terminations, expirations and cash settlements under the 2004 Plan.

(3)
Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices of the Company’s common stock on the New York Stock Exchange on May 21, 2013.

Explanatory Note

This Registration Statement on Form S-8 is intended to register an aggregate of 3,200,000 shares of common stock, par value $0.01 per share (the “common stock”), to be issued by WellCare Health Plans, Inc., a Delaware corporation (the “Company” or “WellCare”), under the WellCare Health Plans, Inc. 2013 Incentive Compensation Plan (the “Plan”), which includes up to 1,206,196 shares of common stock that may become available for grant under the Plan as a result of forfeitures, terminations, expirations and cash settlements of outstanding awards under WellCare's 2004 Equity Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
        The following documents or designated portions thereof are incorporated by reference in this Registration Statement:

•	the Company's Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 13, 2013 (File No. 001-32209);
•	the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2013 filed on May 3, 2013;
•
the Company’s Current Reports on Form 8-K filed with the SEC on January 3, 2013, January 10, 2013, January 22, 2013, February 4, 2013, February 15, 2013, March 5, 2013, March 8, 2013, March 11, 2013, March 22, 2013, March 27, 2013, April 1, 2013 and May 22, 2013; and

•
the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on June 9, 2004 (File No. 001-32209), and any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registrations Statement but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except that the Company is not incorporating any information furnished (but not filed) under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.
Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
DCGL
Section 145 of the Delaware General Corporation Law, or DGCL, provides, in effect, that any person made a party to any action by reason of the fact that he or she is or was a director, officer, associate or agent of WellCare may and, in certain cases, must be indemnified by WellCare against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by such person as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of WellCare. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, associate or agent is liable to WellCare, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his or her conduct was unlawful.
Amended and Restated Certificate of Incorporation
Article 6 of WellCare’s amended and restated certificate of incorporation, as amended, provides that no director of WellCare shall be liable to WellCare or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.
Article 7 of WellCare’s amended and restated certificate of incorporation, as amended, also provides that WellCare shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at WellCare’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.
Indemnification Agreements
WellCare has entered into indemnification agreements with each director and certain officers of WellCare. Pursuant to the Indemnification Agreements, WellCare will be obligated, to the extent permitted by applicable law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were our directors or officers or assumed certain responsibilities at our direction. Additionally, if an indemnitee is involved in certain proceedings as a result of his or her status as an officer or director of WellCare, WellCare is required to advance the indemnitee’s reasonable expenses incurred in connection with the proceeding. Pursuant to the Indemnification Agreements, there are certain exceptions to WellCare’s obligations to indemnify the indemnitee and/or advance his or her expenses.
The above discussion of the Company’s amended and restated certificate of incorporation, Indemnification Agreements and Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such amended and restated certificate of incorporation, Indemnification Agreements and Section 145 of the DGCL.
Insurance Policies
WellCare also maintains insurance coverage for its directors and officers with respect to certain liabilities incurred in their capacities as such and for WellCare with respect to any payments which it becomes obligated to make to such persons under the foregoing charter and statutory provisions.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits
          For a list of exhibits, see the exhibit index, which appears elsewhere herein, and is incorporated herein by reference.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on May 23, 2013.

WellCare Health Plans, Inc.

By:	/s/ Lisa G. Iglesias
Lisa G. Iglesias Senior Vice President and General Counsel

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints each of Alec Cunningham and Lisa G. Iglesias, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, to file the same, together with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, full power and authority to perform and do each and every act and thing necessary and advisable as fully to all intents and purposes as he might or could perform and do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Director and
/s/ Alec Cunningham	Chief Executive Officer	May 23, 2013
Alec Cunningham	(Principal Executive Officer)

/s/ Thomas L. Tran	Senior Vice President, Chief Financial Officer	May 23, 2013
Thomas L. Tran	(Principal Financial Officer)

/s/ Maurice S. Hebert	Chief Accounting Officer	May 23, 2013
Maurice S. Hebert	(Principal Accounting Officer)

Signature	Title	Date

/s/ Carol J. Burt	Director	May 23, 2013
Carol J. Burt

/s/ Roel Campos	Director	May 23, 2013
Roel Campos

/s/ David J. Gallitano	Director	May 23, 2013
David J. Gallitano

/s/ D. Robert Graham	Director	May 23, 2013
D. Robert Graham

/s/ Kevin F. Hickey	Director	May 23, 2013
Kevin F. Hickey

/s/ Christian P. Michalik	Director	May 23, 2013
Christian P. Michalik

/s/ Glenn D. Steele	Director	May 23, 2013
Glenn D. Steele

/s/ William L. Trubeck	Director	May 23, 2013
William L. Trubeck

/s/ Paul E. Weaver	Director	May 23, 2013
Paul E. Weaver

EXHIBIT INDEX

		INCORPORATED BY REFERENCE
Exhibit Number	Description	Form	Filing Date with SEC	Exhibit Number
3.1	Amended and Restated Certificate of Incorporation	10-Q	August 13, 2004	3.1
3.1.1	Amendment to Amended and Restated Certificate of Incorporation	10-Q	November 4, 2009	3.1.1
3.2	Third Amended and Restated Bylaws	8-K	November 2, 2010	3.2
4.1	Specimen common stock certificate	10-Q	November 4, 2010	4.1
5.1	Opinion of Sullivan & Cromwell LLP regarding legality (filed herewith)
10.1	2013 Equity Incentive Plan	DEF14A	April 10, 2013	Appendix A
23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)
23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on signature page hereto)